EXHIBIT 4.1

                         KENNY S&P EVALUATION SERVICES
                       A Division of J.J. Kenny Co., Inc.
                                  65 BROADWAY
                              NEW YORK, N.Y. 10006
                            TELEPHONE (212) 770-4422
                                FAX 212/797-8681

                                                   December 20, 1995
Frank A. Ciccotto
Vice President


Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Unit Investment Trust Division
P.O. Box 9051
Princeton, New Jersey 08543-9051
The Bank of New York
101 Barclay Street
New York, New York 10286


RE: DEFINED ASSET FUNDS--CORPORATE INCOME FUND,
     PREFERRED STOCK PUT SERIES--4

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 2-94667 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

     You are hereby authorized to file copies of this letter with the Securities and Exchange Commission.

                                                   Sincerely,
                                                   FRANK A. CICCOTTO
                                                   Vice President